Exhibit 22

CADISCOR RESOURCES INC.

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

AND

MANAGEMENT INFORMATION CIRCULAR

April 25, 2007

CADISCOR RESOURCES INC.

CADISCOR RESOURCES INC.

1225 Gay-Lussac Street, Boucherville, Québec J4B 7K1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Cadiscor Resources Inc. (the “Company”) will be held at the Centre Sheraton Montréal, Room 5, 1201 René-Lévesque Blvd. West, Montréal, Québec, June 19, 2007 at 11:00 a.m., for the following purposes:

1.

To present to the shareholders the Company’s management discussion and analysis, financial statements and auditors’ report for the financial year ended December 31, 2006;

2.

To elect the directors;

3.

To appoint the auditors and authorize the directors to fix their remuneration;

4.

To transact any other business as may properly come before the annual meeting.

A copy of the annual report containing the management discussion and analysis, financial statements and auditors’ report for the year ended December 31, 2006 is attached to this notice of meeting.  The management information circular, which contains additional information regarding the matters to be considered at the Meeting, is also attached and is hereby deemed to be an integral part of this notice.

Boucherville, Québec

April 25, 2007

BY ORDER OF THE BOARD OF DIRECTORS

 (Signed) Michel Bouchard

________________________________

MICHEL BOUCHARD, President

The board of directors would like all shareholders to be present at the meeting. However, shareholders who are unable to attend the meeting in person are urged to complete the attached proxy form and return it to Computershare Investor Services Inc. in the envelope provided for this purpose. Proxies to be used at the meeting must be returned to Computershare Investor Services Inc. before the close of business on June 15, 2007.

CADISCOR RESOURCES INC.

MANAGEMENT INFORMATION CIRCULAR

This management information circular is furnished in connection with the solicitation of proxies by the management of Strateco Resources Inc. (the “Company”) for use at the annual meeting of shareholders of the Company (the “Meeting”) to be held at the time and place and for the purposes set forth in the attached notice of meeting (the “Notice”) and any adjournment thereof. This solicitation will primarily be by mail, but proxies may also be solicited by directors and officers of the Company. The Company will bear all costs and expenses of this solicitation.

APPOINTMENT OF PROXIES

Persons mentioned in the accompanying form of proxy are directors of the Company. Any shareholder has the right to appoint a proxy to represent him at the Meeting other than the persons designated in the enclosed form of proxy, and may do so by crossing out the names indicated and by indicating the name of such nominee in the blank space provided. A proxy does not need to be a shareholder of the Company.

Shareholders who cannot attend the Meeting are urged to complete the attached form of proxy and return it to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 no later than June 15, 2007, or to remit it to the president of the Company immediately prior to the beginning of the Meeting. If the shareholder is a corporation, the signature of an officer on said form of proxy must be duly authorized in writing.

REVOCATION OF PROXIES

A shareholder who gives a proxy may at any time revoke the proxy, by written instrument signed by the shareholder or his agent duly authorized in writing or, if the shareholder is a corporation, by an officer duly authorized in writing and deposited at the head office of the Company or with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 1500 University Street, 7th Floor, Montréal, Québec, H3A 3S8, no later than June 15, 2007 or deposited with the chairman or the secretary of the Meeting, immediately prior to the beginning of the Meeting or any adjournment thereof.

ADVICE TO BENEFICIAL SHAREHOLDERS

Only registered shareholders or duly appointed proxy holders are permitted to attend and vote at the Meeting. Shareholders who do not hold their shares in their own name (the “Beneficial Shareholders”) are advised that only proxies from shareholders of record can be recognized and voted at the Meeting. Beneficial Shareholders who complete and return an instrument of proxy must indicate thereon the person (usually a brokerage house) who holds their shares as a registered shareholder. Every intermediary (broker) has its own mailing procedure, and provides its own return instructions, which should be carefully followed. The instrument of proxy supplied to Beneficial Shareholders is identical to that provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder.

If shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in such shareholder's name on the records of the Company. Such shares will more likely be registered under the name of the shareholder's broker or an agent of such broker. In Canada, the majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms). Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of the Company do not know for whose benefit the shares registered in the name of CDS & Co. are held.

Brokers and other intermediaries are required to request voting instructions from Beneficial Shareholders prior to shareholder meetings. Brokers and other intermediaries have their own procedures for sending materials and their own guidelines for the return of documents; these instructions are to be followed to the letter by the Beneficial Shareholder if the voting rights attached to their shares are to be cast at the Meeting. In Canada, most brokers now delegate the responsibility of obtaining their clients’ instructions to ADP Investor Communications (ADP). Beneficial Shareholders who receive a voting instruction form from ADP may not use said form to vote directly at the Meeting. If you have questions on how to exercise voting rights attached to shares held through a broker or other intermediary, please contact the broker or intermediary directly.

Although a Beneficial Shareholder will not be recognized at the Meeting for the purposes of directly exercising voting rights attached to shares registered in the name of his broker (or a representative thereof), he may attend the Meeting as proxy of the registered shareholder and, as such, exercise the voting rights attached to such shares.

Unless otherwise indicated in this management information circular and in the attached form of proxy and Notice, the term shareholders shall mean registered shareholders.

VOTING OF SHARES REPRESENTED BY PROXIES

The voting rights conferred by the common shares (the “Shares”) and for which proxy is given by the duly-signed form in favour of the persons designated therein shall be exercised in the manner indicated whenever a ballot is taken at the Meeting. When a ballot is taken with respect to the election of directors and the appointment of auditors, the voting right conferred by the Shares shall be exercised for the same purposes and in the manner indicated in the appropriate paragraphs of this circular unless an abstention from voting for the election of directors or the appointment of auditors.

The directors soliciting the proxy undertake to carry out the instructions given by a shareholder in the proxy form. If no instruction is given, the votes will be cast in favour of the adoption of the resolutions set forth in the Notice. The accompanying form of proxy confers discretionary power with respect to amendments to the matters identified in the Notice and any other matters that may properly come before the Meeting, except for the election of a director who is not named as a nominee in the circular. To date, directors of the Company have no knowledge of any amendment to the matters discussed in the Notice or any other matter that could be brought before the Meeting.

RECORD DATE

The Company has set May 15, 2007 as the record date for the Meeting. Only shareholders of record as at that date are entitled to receive the Notice as well as all other material pertaining to it.

Any person who acquires Shares after the record date is entitled to vote such Shares if said person can provide the share certificate(s) registered in his name or establish in another manner his ownership of the shares and requests that his name be registered on the shareholders’ list at least two days prior to the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

At February 13, 2007, 27,674,000 Shares of the Company were issued and outstanding. Each Share confers the right to one vote upon its holder duly registered on May 15, 2007, the reference date that determines which shareholders are entitled to receive the Notice and vote at the Meeting. To the knowledge of the management of the Company, at the date hereof, no person exercised control, directly or indirectly, over more than 10% of the Company’s issued and outstanding Shares.

PERSONS WITH INTERESTS IN CERTAIN MATTERS ON THE AGENDA

At the date hereof, to the knowledge of the management of the Company and with the exception of the information disclosed elsewhere in this circular, no person has any interest by way of beneficial ownership of securities or otherwise in any matter on the agenda.

BUSINESS TO BE DEALT WITH AT THE MEETING

1.

DIRECTORS’ REPORT AND CONSOLIDATED FINANCIAL STATEMENTS (Item No. 1 on the agenda)

The management discussion and analysis and financial statements for the year ended December 31, 2006, together with the auditors’ report thereon, will be presented to the Meeting. The financial statements are included in the Company’s 2006 annual report that was mailed to the shareholders with the Notice and this circular, all of which are also available on the Company’s web site at www.cadiscor.com.

2.

ELECTION OF DIRECTORS (Item No. 2 on the agenda)

Pursuant to the general by-laws, the business of the Company is managed by a Board of Directors consisting of a minimum of three and a maximum of fifteen directors; the Company currently has six directors but wishes to increase this number to seven. Unless he resigns or his office becomes vacant upon his death or for any other reason in accordance with the Company’s by-laws, each director elected at the Meeting holds office until the date of the next annual meeting or until his successor is elected or appointed.

The persons named in the attached proxy form intend to vote in favour of the election of the nominees named hereunder, unless the shareholder signing a proxy has indicated his desire to abstain from voting regarding the election of directors.

Management of the Company does not contemplate that any of the nominees will be unable or unwilling, for any reason, to serve as a director.

Name, Municipality of Residence and Office held with the Company	Director since	Common Shares Over which Control is Exercised(1)	Principal Occupation
Michel Bouchard M. Sc., Geologist, M.B.A. Québec City, Québec President and Director	June 1, 2006	41,000	President of the Company
Guy Hébert, Geologist, M.B.A. Boucherville, Québec Chairman and Director	April 1, 2006	1,105,466	President and Director, BBH Géo-Management Inc. and Strateco Resources Inc.
Jean-Pierre Lachance Geologist St-Hubert, Québec Director	April 1, 2006	71,243	Executive Vice-President and Director, Strateco Resources Inc.
Jean-Charles Potvin(2) Geologist, M.B.A. Toronto, Ontario Director	June 23, 2006	0	Chairman, Chief Executive Officer and President of Tiomin Resources Inc.

Richard Jacques(2) F.C.A. Bromont, Québec Director	June 23, 2006	20,000	Management Consultant
Guylaine Daigle(2) C.A. Val-d’Or, Québec	February 19, 2007	0	Controller, G4 Drilling Ltd.
René Branchaud Montréal, Québec Candidate for Director	N/A	0	Partner, Lavery, de Billy, LLP, Barristers and Solicitors

(1)

Information relating to the Shares over which control or direction is exercised was provided by the nominees.

(2)

Member of the Audit Committee

The mandates of the current directors of the Company will expire at the Meeting.

Information on Directors

Michel Bouchard has been involved in exploration, development and production in the mining industry for the last 25 years. He has been a director of several public mining companies. He has a B.Sc. and a M.Sc. in Geology and an MBA. He is credited with contributing to the discovery of the Bouchard-Hebert mine in northwestern Quebec. He has been a senior executive of Aiguebelle Resources, Audrey Resources, Lyon Lake Mines, SOQUEM and McWatters Mines.

Guy Hébert has been a Director and the President of Strateco Resources Inc. since April 2000 and the President of BBH Géo-Management Inc. since October 1992. He was also President of Lyon Lake Mines Ltd. from 1986 to 2001 and a Director of Orléans Resources Inc. from 1993 to 1998. He was a Director and the President and Chief Executive officer of Altavista Mines Inc. from 1995 to 2000.

Jean-Pierre Lachance has been a Director and the Executive Vice-President of Strateco Resources Inc. since April 2000. From 1996 to 2001, he was also Vice-President of Lyon Lake Mines Ltd., and he became the Executive Vice-President of that company in May 1999. He was the President of Novontar S.A., a Costa-Rican corporation, from 1996 to 2002.

Jean-Charles Potvin is a founder of Tiomin Resources Inc. and has been Chairman of the Board of Directors since the company was formed in 1992. From 1981 until 1994, Mr. Potvin was a Director and Vice President of Burns Fry Limited (now Nesbitt Burns Inc.), where he evaluated mining investment opportunities worldwide.  Mr. Potvin was President and Chief Executive Officer of Pangea Goldfields Inc., which had extensive holdings in Tanzania, from 1989 until its acquisition in July 2000 by Barrick Gold Corporation.  He also serves as a director of the following publicly-traded resource companies: Tiomin Resources Inc., Azimut Exploration Inc.,

Gobimin Inc., Gold Reserve Inc. and Polaris Geothermal Inc.

Richard Jacques, FCA, has been a management consultant since 2000. He was Executive Director of Lavery, De Billy, a law firm, from 1995 to 2000 and Executive Director of the Quebec Chartered Accountants Order from 1989 to 1995.  From 1987 to 1989, he was Vice President, Finance and Investment for the Quebec Federation of Labour Solidarity Fund and from 1976 to 1987, Vice-President, Finance for Credit Industriel Desjardins. He is a board member of l'Ordre des travailleurs sociaux.

Guylaine Daigle is Controller of G4 Drilling Ltd., a Val-d’Or-based drilling firm, prior to which she worked as Director of Financial Services for Samson Bélair/Deloitte & Touche in Val-d’Or.  She was previously Director of Finance for Ross-Finlay 2000 Inc., a Val-d’Or mining contractor, and Controller of McWatters Mines Inc., a Val-d’Or gold producer.  She has over 12 years of experience in applied accounting management in the mining industry. On February 19, 2007, she replaced Francine Bélanger, who passed away in November 2006.

René Branchaud obtained his law degree from Université Laval in 1982.  He has been a lawyer since 1983 and is a partner of the law firm Lavery, de Billy, LLP.  He is currently a director of Dynacor Mines Inc., listed on the Toronto Stock Exchange and Dacha Capital Inc. and Midland Exploration Inc., both listed on the TSX Venture Exchange, and secretary of C2C Inc., listed on the TSX Venture Exchange.

Messrs. Bouchard and Hébert will dedicate 95% and 5% of their time respectively to the business of the Company, while the other directors will dedicate less than 5% of their time.

Compensation of Executive Officers

During the year ended December 31, 2006, the Company did not pay any compensation to its executive officers.

During the year ended December 31, 2006, the Company paid general and administrative expenses of $166,000 to BBH Géo-Management Inc., as well as management fees of $96,000, consultant and subcontractor fees of $50,000 and share issue costs of $53,000.

BBH Géo-Management Inc. is a company that provides the Company with project management and administrative services pursuant to a services agreement. Guy Hébert, the Company’s Chairman, is the sole director of BBH Géo-Management Inc. and controls another company that is the majority shareholder of BBH Géo-Management Inc. Services provided to the Company by executive officers are paid for by BBH Géo-Management Inc.

Summary Compensation Table

		Annual remuneration (1)			Long-term compensation
					Awards		Payouts
Name and position	Year	Salary $	Bonus $	Other annual compensation $	Securities under option / SAR granted (#)	Restricted shares or restricted units $	LTIP Payouts (7) $	All other compensation $
Michel Bouchard(2) President	2006	_	_	_	_	_	_	_
Guy Hébert (3) Chairman	2006	_	_	_	_	_	_	_
Jean-Pierre Lachance(4)	2006	_	_	_	_	_	_	_
Vincent Jourdain Vice President, Exploration(5)(6)	2006	–	–	–	–	–	–	–

(1)

The Company did not pay any salary or other form of compensation directly to its executive officers.

(2)

The Company paid $119,344 in 2006 to BBH Géo-Management Inc. for the consulting services of Mr. Bouchard. These sums are not representative of the amounts actually received by Mr. Bouchard from BBH Géo-Management Inc. as salary.

(3)

The Company paid $21,969 in 2006 to BBH Géo-Management Inc. for the consulting services of Mr. Hébert. These sums are not representative of the amounts actually received by Mr. Hébert from BBH Géo-Management Inc. as salary.

(4)

Mr. Lachance resigned as Vice President on December 11, 2006.

(5)

The Company paid $7,893 in 2006 to BBH Géo-Management Inc. for the consulting services of Mr. Jourdain. These sums are not representative of the amounts actually received by Mr. Jourdain from BBH Géo-Management Inc. as salary.

(6)

Mr. Jourdain became Vice-President, Exploration on December 11, 2006.

(7)

The Company does not have a long-term incentive plan (LTIP).

Stock Option Plan and Option Grants

The Company has a stock option plan for its executive officers, directors and consultants. A maximum of 10% of the issued and outstanding Shares are reserved for issuance under the plan. The maximum number of options that may be granted to any participant may not exceed 5% of the issued and outstanding shares of the capital stock. The exercise price of the options granted may not be less than the discounted market price of the common shares on the TSX Venture Exchange at the time the options are granted. The options granted are valid for a period established by the Board of Directors, not to exceed ten years from the date the options are granted.

The Company has no stock appreciation rights (SAR) plan.

During the financial year ended December 31, 2006, the Company granted 1,420,000 stock options to its executive officers under the terms of the stock option plan, as described in the following table:

Name	Securities under option	Percentage of total options granted to employees in fiscal year	Exercise price ($)	Market value of securities underlying options on eve of grant	Expiration date
Michel Bouchard President	1,000,000	43%	1.00 ~~●~~	$0.485 8/09/2006	September 10, 2011
Guy Hébert Chairman	60,000	3%	1.00 ~~●~~	$0.485	September 11, 2011
Jean-Pierre Lachance	60,000	3%	1.00 ~~●~~	$0.485	September 11, 2011
Vincent Jourdain Vice-President, Exploration	300,000	13%	1.00 ~~●~~	$0.84	December 10, 2011

The following table shows the options exercised during the financial year by executive officers and the year-end value of unexercised options at December 31, 2006:

Name	Shares acquired on exercise of options (#)	Aggregate value realized ($) (1)	Unexercised options at year-end	Value of unexercised in-the-money options at year-end (1)
			Exercisable / unexercisable	Exercisable / unexercisable (1)
Michel Bouchard	0	0	1,000,000	N/A
			N/A
Guy Hébert	0	0	60,000	N/A
			N/A
Jean-Pierre Lachance	0	0	60,000	N/A
			N/A
Vincent Jourdain	0	0	300,000	N/A
			150,000 / 150,000

(1)

Whenever an option is exercised, the aggregate value realized is the difference between the market value on the date of the exercise of the option and the exercise price, multiplied by the number of shares.

Stock-Based Compensation Plan Information as at December 31, 2006

The following table sets out certain details with respect to compensation plans pursuant to which securities of the Company are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under stock-based compensation plans (excluding securities reflected in column (a))
Stock-based compensation plans approved by security holders – Stock Option Plan	2,301,980	$0,93	457,920
Stock-based compensation plans not approved by security holders – N/A	N/A	N/A	N/A
Total:	2,301,980	$0,93	457,920

Liability Insurance

The Company has an insurance policy that provided director' and officer' liability coverage of $1,000,000 per event. The Company paid an annual premium of $9,000 for the policy during the financial year

Termination of Employment, Change in Responsibilities and Employment Contract

There are no employment contracts between the Company and its executive officers, nor is there any compensatory mechanism that may triggered in be the event of a change of control of the Company or a change in executive officers’ responsibilities pursuant to a resignation, retirement or any other termination of employment with the Company.

Directors’ Fees

Directors who are not executive officers receive fees of $400 ($200 if the attendance is by way of a conference call) for each board meeting that they attend.  In addition, members of the Audit Committee receive fees of $600 ($300 if the attendance is by way of a conference call) for each meeting of the Audit Committee that they attend. Directors’ fees totalled $3,800 for the year ended December 31, 2006. Aside from stock options granted under the stock option plan, directors do not receive any other fee or benefit from the Company.

Indebtedness of Director and Officers

At the date hereof, no director, nominee as director or officer or anyone associated with them owed any amount to the Company.

3.

APPOINTMENT OF AUDITORS (Item No. 3 on the agenda)

PETRIE RAYMOND, LLP, Chartered Accountants, have been the Company’s auditors since its incorporation in March 2006. The fees paid to PETRIE RAYMOND LLP for the past year, the Company’s only full financial year to date, are shown in the table below:

2006 $
a) Audit fees for the year ended December 31,	15,000
b) Fees for services related to the audit of the audited financial statements dated December 31,	4,000
c) Fees for tax services – Income tax returns	2,000
d) Other fees	13,000
Total	34,000

Management of the Company proposes that PETRIE RAYMOND, LLP, be appointed as auditors of the Company until the next annual meeting of shareholders of the Company and that the Board of Directors be authorized to fix their remuneration.

The persons named in the accompanying form of proxy intend to vote for the appointment of PETRIE RAYMOND, LLP, chartered accountants, as the Company’s auditors at the Meeting and to authorize the directors to fix their remuneration, unless the shareholder signing the proxy has indicated his intention to abstain from voting regarding the appointment of the auditors.

CORPORATE GOVERNANCE PRACTICES

The information below on the Company’s corporate governance is required under Policy 3.1 of the TSX Venture Exchange and National Instrument 58-101, Disclosure of Corporate Governance Practices.

Board of Directors

Guylaine Daigle, Jean-Charles Potvin and René Branchaud are the independent directors.

Michel Bouchard, Guy Hébert, Jean-Pierre Lachance and Richard Jacques are not independent.

Guy Hébert and Jean-Pierre Lachance are also directors of Strateco Resources Inc. and Jean-Charles Potvin is also a director of Tiomin Resources Inc., Azimut Exploration, Gobimin Inc., Gold Reserve Inc. and Polaris Geothermal Inc., all reporting issuers in Canada.  René Branchaud is Director of Mines Dynacor Inc., Dacha Capital Inc. and Midland Explorations Inc.

Orientation and Continuing Education

The directors stay informed and receive copies of all required information and updates at meetings of the board of directors and audit committee. Due to the small number of directors and the emerging nature of the Company, there is no formal continuing education program.

Ethical Business Conduct

The board of directors is careful to apply the measures in the Company’s Code of Ethics, particularly with regard to questions of conflict of interest, in order to encourage and foster an ethical business culture.  The Code of Ethics can be consulted on the Company’s website at www.cadiscor.com.  Anyone interested may request a free copy of the code from the Company’s head office.

Nomination of Directors

The current members of the Company’s board of directors are reviewed before being nominated at the annual meeting of shareholders, by assessing their potential and actual involvement in protecting the Company’s interests the previous year and their experience and expertise in the areas of geology, administration and accounting.

The board of directors has also approved a policy of considering that a director who has sat on the board of directors for several years has a deeper knowledge of the Company and its history, which enables him to take more enlightened decisions at meetings of the board of directors.

New nominees are selected on the basis of industry references.

Compensation

There is no compensation committee as directors who are not executive officers do not receive any compensation other than directors’ fees and reimbursement of expenses.

However, the directors have approved the services contract with BBH Géo-Management Inc. in the absence of Guy Hébert, Chairman of the Company, who is also a director of BBH Géo-Management Inc. This contract provides for the consulting fees charged to the Company by BBH Géo-Management Inc. for the consulting services provided by its executive officers.

Other Board Committees

The Company has no committees other than the audit committee.

The audit committee consists of Richard Jacques, Jean-Charles Potvin and Guylaine Daigle.  The Board of Directors of the Company has determined that each member of the audit committee is “independent” and “financially literate” within the meaning of Multilateral Instrument 52-110, Audit Committees.

The following is a brief summary of the education and experience of each member of the audit committee that is relevant to the performance of his responsibilities as a member of the audit committee:

Richard Jacques, FCA, has been a management consultant since 2000. He was Executive Director of Lavery, De Billy, a law firm, from 1995 to 2000 and Executive Director of the Quebec Chartered Accountants Order from 1989 to 1995.  From 1987 to 1989, he was Vice President, Finance and Investment for the Quebec Federation of Labour Solidarity Fund and from 1976 to 1987, Vice-President, Finance for Credit Industriel Desjardins. He is a board member of l'Ordre des travailleurs sociaux.

Jean-Charles Potvin is a founder of Tiomin Resources Inc. and has been Chairman of the Board of Directors since the company was formed in 1992. From 1981 until 1994, Mr. Potvin was a Director and Vice President of Burns Fry Limited (now Nesbitt Burns Inc.), where he evaluated mining investment opportunities worldwide.  Mr. Potvin was President and Chief Executive Officer of Pangea Goldfields Inc., which had extensive holdings in Tanzania, from 1989 until its acquisition in July 2000 by Barrick Gold Corporation.  He also serves as a director of the following publicly-traded resource companies: Tiomin Resources Inc., Azimut Exploration Inc., Gobimin Inc., Gold Reserve Inc. and Polaris Geothermal Inc.

Guylaine Daigle is Controller of G4 Drilling Ltd., a Val-d’Or-based drilling firm, prior to which she worked as Director of Financial Services for Samson Bélair/Deloitte & Touche in Val-d’Or.  She was previously Director of Finance for Ross-Finlay 2000 Inc., a Val-d’Or mining contractor, and Controller of McWatters Mines Inc., a Val-d’Or gold producer.  She has over 12 years of experience in applied accounting management in the mining industry. On February 19, 2007, she replaced Francine Bélanger, who passed away in November 2006.

The audit committee meets several times a year to review the Company’s financial position, examine and recommend to the Board of Director the approval of the quarterly and audited annual financial statements and  management discussion and analysis and the annual information form, question the auditors and assess the Company’s return on its investments and portfolio of mining properties. The audit committee held two meetings during the financial year ended December 31, 2006. The audit committee charter is attached to this circular as Schedule A.

Assessments

The board of directors ensures that the board itself and the audit committee perform effectively by seeking advice from its legal counsel, consultants, collaborators and auditors as to any possible deficiencies and takes prompt corrective measures as required.

OTHER ITEMS ON THE AGENDA

Management of the Company is not aware of any amendment regarding the matters on the agenda set forth in the Notice nor of any other matters which may properly come before the Meeting other than those set forth in the Notice. However, if amendments to the matters on the agenda set forth in the Notice or other matters properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon those persons named therein for the purposes of voting according to their best judgement on amendments or any other matters, except the election of a director who is not a nominee named in the circular.

SHAREHOLDER PROPOSALS

Any shareholder wishing to present a proposal at the 2008 Annual Meeting must send such proposal to the Company before January 31, 2008 so that it may be included in the proxy solicitation for that annual meeting.

ADDITIONAL INFORMATION

Financial information on the Company is provided in the comparative financial statements and the management discussion and analysis for Company’s last financial year ended December 31, 2006.

Shareholders can obtain additional information on the Company on the SEDAR website at www.sedar.com or on the Company’s website at www.cadiscor.com or by making a request to the Company’s head office at 1225 Gay-Lussac Street, Boucherville, Québec J4B 7K1.

APPROVAL OF CIRCULAR

The Board of Directors of the Company has approved the contents of this circular and the sending of this management information circular to the shareholders.

Dated April 25, 2007

ON BEHALF OF THE BOARD OF DIRECTORS

 (Signed)  Michel Bouchard

_____________________________________

Michel Bouchard, President